EXHIBIT 99.1

Anavex Life Sciences Regains Compliance with Nasdaq Periodic Filing Requirement

Anavex Life Sciences is Pleased to Regain Full Compliance with Nasdaq, Continues to Execute on Clinical Development Strategy and Advance all Three Core Indications Forward

NEW YORK, NY, September 2, 2026 - Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for central nervous system (“CNS”) diseases with high unmet medical needs, today announced that it has received confirmation from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1), which requires Nasdaq-listed companies to file all required periodic filings with the Securities and Exchange Commission (“SEC”).

On August 28, 2026, the Company filed its outstanding Form 10-Q filings for the second and third fiscal quarters of 2026 with the SEC. The Company is now in compliance with all Nasdaq listing standards, and its common stock will continue to trade on the Nasdaq Global Select Market under the ticker “AVXL.”

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded clinical stage biopharmaceutical company engaged in the development of novel therapeutics for the treatment of central nervous system (“CNS”) diseases with high unmet medical need. Further information is available at www.anavex.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements relating to the Company’s ability to continue trading on the Nasdaq Global Select Market. These statements are based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such forward-looking statements due to various factors, including, but not limited to, risks related to the Company’s ability to maintain compliance with the Nasdaq Listing Rules; and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the Securities and Exchange Commission (“SEC”) on November 25, 2025, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2025, filed with the SEC on February 9, 2026, the Company’s Form 10-K/A for the fiscal year ended September 30, 2025, filed with the SEC on August 28, 2026, the Company’s Form 10-Q/A for the quarterly period ended December 31, 2025, filed with the SEC on August 28, 2026, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on August 28, 2026, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on August 28, 2026, and subsequent filings and furnishings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof except as required by law.

Investor Relations & Media Contact:

SCR Partners, LLC

Alex Arzeno

Tel: 203-550-3972

Email: alex@scr-ir.com

Tripp Sullivan

Tel: 615-942-7077

Email: tsullivan@scr-ir.com

Company Contact:

Sandra Boenisch

Principal Financial Officer

Anavex Life Sciences Corp.

Tel: 1-844-689-3939

Email: ir@anavexcorp.com